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                         CONSENT OF INDEPENDENT AUDITORS


          We hereby consent to the incorporation by reference in this April 26, 1996 Registration Statement and related prospectus on Form S-2 of our reports, dated January 19, 1996, which appears on page 29 of the annual report on Form 10-K, relating to the financial statements of Richey Electronics, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 and our report dated January 19, 1996 relating to the consolidated financial statements of Electrical Distribution Acquisition Company and subsidiary as of December 19, 1995 and for the period January 1, 1995 to December 19, 1995. We also consent to the reference to our Firm under the caption "Experts" appearing in the prospectus.



Pasadena, California               /s/McGladrey & Pullen, LLP
April 24, 1996